Form of Subscription Agreement
SUBSCRIPTION AGREEMENT
(For Institutional Investors only)
June __, 2008
Gentlemen:
     The undersigned (the “Investor”) hereby confirms its agreement with you as follows:
     1. This Subscription Agreement (this “Agreement”) is made as of the date set forth below between Polymedix, Inc., a Delaware corporation (the “Company”), and the Investor.
     2. The Company has authorized the sale and issuance to certain investors of up to an aggregate of ___million units (the “Units”), each consisting of (i) one share (each a “Share” and collectively, the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and (ii) Series A warrants (“Warrant,” collectively, the “Warrants”) to purchase one share of Common Stock (and the fractional amount being the “Warrant Ratio”), subject to adjustment by the Company’s Board of Directors, or a committee thereof, for a purchase price of $  per Unit (the “Purchase Price”). The Warrants will be issued in certificate form pursuant to the Series A Warrant Agreement (the “Warrant Agreement”) between the Company and The American Stock Transfer & Trust Company, LLC (“AST”) and will be subject to the terms and conditions of such certificate and the Warrant Agreement. The Shares issuable upon exercise of the Warrants are referred to herein as “Warrant Shares” and, together with the Units, the Shares and the Warrants, are collectively referred to herein as the “Securities.”
     3. The offering and sale of the Units (the “Offering”) is being made pursuant to (1) an effective Registration Statement on Form S-1 (Registration No. 333-151084) (filed by the Company with the Securities and Exchange Commission (the “Commission”)) (the “Registration Statement”), (2) if applicable, certain “free writing prospectuses”(as that term is defined in Rule 405 under the Securities Act of 1933, as amended), that have or will be filed with the Commission and delivered to the Investor on or prior to the date hereof, (3) a preliminary prospectus dated May 21, 2008 (the “Preliminary Prospectus”), and (4) a final prospectus (together with the Preliminary Prospectus, the “Prospectus”) containing certain supplemental information regarding the Units and terms of the Offering that will be filed with the Commission and delivered to the Investor (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission) along with the Company’s counterpart to this Agreement.
     4. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Units set forth below for the aggregate purchase price set forth below. The Units shall be purchased pursuant to the Terms and Conditions for Purchase of Units attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by the co-placement agents (the “Placement Agents”) named in the Prospectus Supplement and that there is no minimum offering amount.
     5. The manner of settlement of the Shares included in the Units purchased by the Investor shall be determined by such Investor as follows:

Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and released by The American Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”) (attention:                      (___) ___-___), to the Investor at the Closing (as defined in Section 3.1 of Annex A hereto). NO LATER THAN TWO (2) BUSINESS DAYS AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:
(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE UNITS BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ESCROW ACCOUNT:

[AST&T bank wire info here.]
IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE UNITS OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE UNITS MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.
     6. The Warrant shall be delivered in accordance with the terms set forth in Annex I hereto.
     7. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) it is not a NASD member or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Units, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions: (If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)                          .
     8. The Investor represents that it has received or can obtain on the SEC’s Edgar filing system the Prospectus, which is part of the Company’s Registration Statement, the Preliminary Prospectus, the documents incorporated by reference therein, and any free writing

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prospectus (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Agreement along with the Company’s counterpart to this Agreement.
     9. No offer by the Investor to buy Units will be accepted and no part of the Purchase Price will be delivered to the Company until the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or a Placement Agent on behalf of the Company) sending (in writing, facsimile or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until this Agreement is accepted and countersigned by or on behalf of the Company.
     Number of Units:
     Purchase Price Per Unit: $
     Aggregate Purchase Price: $

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PYMX Signature Page
     Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: _____ __, 2008

INVESTOR

By:

Print Name:

Title:

Address:

Agreed and Accepted this ___day of                     , 2008:
POLYMEDIX, INC.

By:
Title:

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ANNEX I
TERMS AND CONDITIONS FOR PURCHASE OF UNITS
     1. Authorization and Sale of the Units; Defined Terms.
          1.1 Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Units.
          1.2 Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Agreement.
     2. Agreement to Sell and Purchase the Units; Placement Agent.
          2.1 At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Units set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Units are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.
          2.2 The Company proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Units to them. The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”
          2.3 Investor acknowledges that the Company intends to pay Carter Securities, LLC and Fordham Financial Management, Inc. (the “Co-Placement Agents”) a fee (the “Placement Fee”) in respect of the sale of Units to the Investor.
          2.4 The Company has entered into an Amended and Restated Co-Placement Agency Agreement, dated June 27, 2008 (the “Placement Agreement”), with the Placement Agents that contains certain representations, warranties, covenants, and agreements of the Company that may be relied upon by the Investor, which shall be a third party beneficiary thereof. A copy of the Placement Agreement is publicly available as Exhibit 10.21 to the Registration Statement.
          2.5 Delivery of Shares Upon Exercise of Warrants; Buy-In. Upon exercise of the Warrants, Warrant Shares purchased under a Warrant shall be transmitted by the Transfer Agent to the holder thereof (a “Holder”) by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposits and Withdrawal at Custodian (DWAC) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise (as defined in the Warrant Agreement) within three business days from the delivery to the Transfer Agent of the Notice of Exercise, surrender of the Warrant Certificate and payment of the aggregate exercise price thereof. If by the close of the seventh Trading Day after delivery of a Notice of Exercise, the Transfer Agent fails to deliver to the Holder a certificate representing the required number of Warrant Shares in the manner required above (or make such Warrant Shares available to such Holder’s Broker), and such failure to deliver the Warrant Shares is caused by the Company’s failure to use commercially reasonable efforts to comply with the covenants in Section 5 of the Warrant Agreement, and if after such seventh Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within seven Trading Days after the Holder’s request and in the Holder’s sole discretion, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate through the Transfer Agent (and to issue such Warrant Shares) shall terminate or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of Warrant Shares, times (b) the closing bid price on the date of the event giving rise to the Company’s obligation to deliver such certificate.
          2.6 Holder Restrictions on Exercise of Warrants. A Holder shall not have the right to exercise any portion of the Warrants, pursuant to Section 2 of the Warrant Agreement or otherwise, to the extent that after giving effect to such issuance after exercise, such Holder (together with such Holder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of its Warrants with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (a) exercise of the remaining, non-exercised portion of the Warrants beneficially owned by such Holder or any of its affiliates and (b) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other shares of Common Stock or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by a Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.6 applies, the determination of whether the Warrant is exercisable (in relation to other securities owned by such Holder) and of which a portion of the Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of a Notice of Exercise shall be deemed to be each Holder’s determination of whether the Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of the Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2.6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrant, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 2.6 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company to allow the Holder to become the beneficial owner of not more than 9.99% of the Common Stock outstanding, and the provisions of this Section 2.6 shall continue to apply until such 61st day (or such later date, as determined by such Holder, as may be specified in such notice of waiver).
     3. Closings and Delivery of the Units and Funds.
          3.1 Closing. The completion of the purchase and sale of the Units (the “Closings”) shall occur at one or more places and times (the “Closing Dates”) to be specified by the Company and the Placement Agent, and of which the Investors will be notified in advance by the Placement Agents, in accordance with Rule 15c6-1 promulgated under the Exchange Act. At each Closing, (a) the Company shall cause the Transfer Agent to deliver to the Investor the number of Shares set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Schedule A, in the name of a nominee designated by the

Investor and as contemplated by procedures set forth in the Agreement and the Placement Agreement, (b) the Company shall cause to be delivered to the Investor a Warrant in certificate form through AST, as the Company’s transfer agent, to purchase a number of whole Warrant Shares determined by multiplying the number of Shares set forth on the signature page by the Warrant Ratio and rounding down to the nearest whole number and (c) the aggregate purchase price for the Units being purchased by the Investor will be delivered by AST, as Escrow Agent, on behalf of the Investor to the Company.
          3.2 (a) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Units to the Investor shall be subject to: (i) the receipt by the Company of the purchase price for the Units being purchased hereunder as set forth on the Signature Page and (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.
               (b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Units will be subject to the accuracy of the representations and warranties made by the Company contained in the Placement Agreement and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date those contained in the Placement Agreement and the Subscription Agreement, and to the condition that the Placement Agents shall not have determined that the conditions to the closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Units that they have agreed to purchase from the Company or the issuance of any minimum amount of Units by the Company.
          3.3 Delivery of Funds. No later than two (2) business days after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the Units being purchased by the Investor to the following account designated by the Escrow Agent:
     [AST wire instructions here]
          3.4 Delivery of Shares by Electronic Book-Entry at The Depository Trust Company. No later than two (2) business days after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing AST, as the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agents. Simultaneously with the delivery to the Company by the Investor of the funds pursuant to Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

     4. Representations, Warranties and Covenants of the Investor.
          4.1 The Investor represents and warrants to, and covenants with, the Company that (a) the Investor has answered all questions on the Signature Page and the Investor Questionnaire for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (b) the Investor, in connection with its decision to purchase the number of Units set forth on the Signature Page, is relying only upon the Disclosure Package and the representations and warranties of the Company contained herein and the Co-Placement Agency Agreement.
          4.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or either Placement Agent that would permit an offering of the Units, or possession or distribution of offering materials in connection with the issue of the Units in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Units or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agents are not authorized to make and have not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Units, except as set forth or incorporated by reference in the Disclosure Package.
          4.3 The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.
          4.4 The Investor understands that nothing in this Agreement, the Prospectus or any other materials presented to the Investor in connection with the purchase and sale of the Units constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Units.
          4.5 Each Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which a Placement Agent first contacted such Investor about the Offering and (ii) the date of this Agreement, it has not engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities). Each Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement have been consummated and are publicly disclosed. Each Investor agrees that it will not use any of the Units acquired pursuant to this Agreement to cover any short position in the

Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.
     5. Survival of Representations, Warranties and Agreements; Third Party Beneficiary. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Units being purchased and the payment therefor. The Placement Agents shall each be a third party beneficiary with respect to representations, warranties and agreements of the Investor in Section 4 hereof.
     6. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:
               (a) if to the Company, to:
Polymedix, Inc.
170 N. Radnor-Chester Road
Suite 300
Radnor, Pennsylvania 19087
Facsimile: (484) 598-2333
Attention: Edward F. Smith, Chief Financial Officer
with copies to:
Pepper Hamilton, LLP
400 Berwyn Park
899 Cassatt Avenue
Berwyn, Pennsylvania 19312
Attention: Jeffrey P. Libson
Facsimile: (610) 640-7835
               (b) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

     7. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.
     8. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.
     9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.
     10. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.
     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus and the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission).
     12. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus and the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Units to such Investor.
     13. Termination. In the event that the Company decides to terminate Offering prior to Closing, this Agreement shall terminate without any further action on the part of the parties hereto and any monies remitted to the Escrow Agent will be promptly refunded by the Escrow Agent, without interest, to the Investor.

SCHEDULE A TO ANNEX I
POLYMEDIX, INC.
INVESTOR QUESTIONNAIRE
     Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:
1.	The exact name that your Shares and Warrants are to be registered in. You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained); please include the name and telephone number of the contract person at the broker-dealer:

Schedule A to Annex I- Page 1

6.	DTC Participant Number:

7.	Name of Account at DTC Participant being credited with the Shares:

8.	Account Number at DTC Participant being credited with the Shares:

Schedule A to Annex I- Page 2